                                                                   EXHIBIT 10.44

                                 SUBFEATURE NOTE


$10,000,000.00                                              San Jose, California
                                                                  April 28, 1999

        FOR VALUE RECEIVED, the undersigned SMART MODULAR TECHNOLOGIES (EUROPE) LIMITED ("Smart(Europe)") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at Santa Clara Valley RCBO, 121 Park Center Drive, San Jose, California, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Ten Million Dollars ($10,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

        As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

        (a) "Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

        (b) "Fixed Rate Term" means a period commencing on a Business Day and continuing for one (1), two (2) or three (3) months, as designated by Smart(Europe), during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than One Million Dollars ($1,000,000.00); and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

        (c) "LIBOR" means, for each Fixed Rate Term, the rate per annum (rounded upward, if necessary, to the nearest whole 1/16 of 1%) and determined pursuant to the following formula:

        LIBOR =                Base LIBOR
                      -------------------------------
                      100% - LIBOR Reserve Percentage

        (i) "Base LIBOR" means the average of the rates per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) at which U.S. dollar deposits are offered to Agent in the London interbank Eurocurrency market on the second Business Day prior to the commencement of a Fixed Rate Term at or about 11:00 A.M. (London time), for delivery on the first day of such Fixed Rate

Term, for a term comparable to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term shall apply.

        (ii) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

        (d) "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:

        (a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum one percent (1.0%) below Prime Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be one percent (1.0%) above LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

        (b) Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Smart(Europe) at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Smart(Europe). At any time any portion of this Note bears interest determined in relation to the Prime Rate, Smart(Europe) may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Smart(Europe). At such time as Smart(Europe) requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Smart(Europe) shall give Bank notice specifying: (i) the interest rate option selected by Smart(Europe); (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone so long as, with respect to each LIBOR selection, (A) Bank receives written confirmation from Smart(Europe) not later than three (3) Business Days after such telephone notice is given, and (B) such notice is given to Bank prior to 10:00 a.m., California time, on the first day of the Fixed Rate Term. For each LIBOR option requested hereunder, Bank will quote the applicable fixed rate to Smart(Europe) at approximately 10:00 a.m., California time, on the first day of the Fixed Rate Term. If Smart(Europe) does not immediately accept the rate quoted by Bank, any subsequent acceptance by Smart(Europe) shall be subject to a redetermination by Bank of the applicable fixed rate; provided however, that if Smart(Europe) fails to accept any such rate by 11:00 a.m., California time, on the Business Day such quotation is given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR option to be selected on such day. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Smart(Europe) shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

        (c)     Additional LIBOR Provisions.

        (i) If Bank at any time shall determine that for any reason adequate and reasonable means do not exist for ascertaining LIBOR, then Bank shall promptly give notice thereof to Smart(Europe). If such notice is given and until such notice has been withdrawn by Bank, then (A) no new LIBOR option may be selected by Smart(Europe), and (B) any portion of the outstanding principal balance hereof which bears interest determined in relation to LIBOR, subsequent to the end of the Fixed Rate Term applicable thereto, shall bear interest determined in relation to the Prime Rate.

        (ii) If any change after the date hereof in law, treaty, rule, regulation or determination of a court or governmental authority or any change therein or in the interpretation or application thereof (each, a "Change in Law") shall make it unlawful for Bank (A) to make LIBOR options available hereunder, or (B) to maintain interest rates based on LIBOR, then in the former event, any obligation of Bank to make available such unlawful LIBOR options shall immediately be cancelled, and in the latter event, any such unlawful LIBOR-based interest rates then outstanding shall be converted, at Bank's option, so that interest on the portion of the outstanding principal balance subject thereto is determined in relation to the Prime Rate; provided however, that if any such Change in Law shall permit any LIBOR-based interest rates to remain in effect until the expiration of the Fixed Rate Term applicable thereto, then such permitted LIBOR-based interest rates shall continue in effect until the expiration of such Fixed Rate Term. Upon the occurrence of any of the foregoing events, Smart(Europe) shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any fines, fees, charges, penalties or other costs incurred or payable by Bank as a result thereof and which are attributable to any LIBOR options made available to Smart(Europe) hereunder, and any reasonable allocation made by Bank among its operations and demonstrated to Borrower shall be conclusive and binding upon Smart(Europe).

        (iii) If any Change in Law or compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority shall:

        (A) subject Bank to any tax, duty or other charge with respect to any LIBOR options, or change the basis of taxation of payments to Bank of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of Bank); or

        (B) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any office of Bank; or

        (C)     impose on Bank any other condition;

and the result of any of the foregoing is to increase the cost to Bank of making, renewing or maintaining any LIBOR options hereunder and/or to reduce any amount receivable by Bank in connection therewith, then in any such case, Smart(Europe) shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any additional costs incurred by Bank and/or reductions in amounts received by Bank which are attributable to such LIBOR options. In determining which costs incurred by Bank and/or reductions in amounts received by Bank are attributable to any LIBOR options made available to Smart(Europe) hereunder, any reasonable allocation made by Bank and demonstrated to Smart(Europe) among its operations shall be conclusive and binding upon Smart(Europe).

        (d) Payment of Interest. Interest accrued on this Note shall be payable on the first day of each month, commencing June 1, 1999.

        (e) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

        (f) Payments. All payments to be made and all proceeds received by Bank under this Note shall be in immediately available funds in United States dollars without any setoff or counterclaim and free and clear of, and without deduction for, any and all present and future taxes, duties, withholdings, fees, levies, imposts or any other charges of any nature whatsoever. Without reducing any amount which Bank is to receive under this Note, Smart(Europe), for and on behalf of Bank, agrees to pay or cause to be paid directly to the appropriate governmental authorities, or to reimburse Bank for the cost of, any and all present and future taxes, withholdings, duties, fees, levies, imposts and other charges of any nature whatsoever, including, but not limited to, United States of America interest equalization taxes, if any, levied or imposed by any governmental authority on or with regard to any aspect of the transaction contemplated in or by this Note, except such taxes as may be measured by or imposed upon Bank's net income by, or franchise taxes imposed upon Bank by, the United States of America or the State of California. Any stamp tax required for this transaction, whether at execution or subsequently, shall be paid by Smart(Europe).

        (g) Withholding. If Smart(Europe) is prohibited by any law of any jurisdiction from making payments under this Note unless a tax, withholding, duty, fee or other charge (hereinafter collectively called "Withholding Taxes") is deducted or withheld therefrom, or from reimbursing Bank for any tax, duty, fee, levy or impost or other charge as provided above, Smart(Europe) shall pay to Bank or any other holder of this Note as of the date of payment of any Withholding Taxes, such additional amounts as may be necessary in order that the net amount received by Bank or any other holder of this Note after such deduction or withholding shall equal the amount which would have been received if such deduction or withholding was not required. Smart(Europe) shall confirm that all such Withholding Taxes imposed on this transaction or on any payments made or received by Bank under this Note shall have been paid to the appropriate taxing authorities by delivering to Bank within thirty (30) days after payment of any such Withholding Taxes, valid and properly completed official tax receipts or notarized copies of such receipts together with any other evidence requested by Bank to document such payment.

BORROWING AND REPAYMENT:

        (a) Borrowing and Repayment. Smart(Europe) may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Smart(Europe), which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on May 1, 2000.

        (b) Advances. Advances hereunder, to the total amount of the principal sum stated above, shall be made by the holder at the oral or written request of (i) Ajah Shah or Lata Krishnan or David Mullin or Jack Pacheco, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any account of any Smart(Europe) with the holder, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of each Smart(Europe) regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by any Smart(Europe).

        (c) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

PREPAYMENT:

        (a) Prime Rate. Smart(Europe) may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

        (b) LIBOR. Smart(Europe) may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of Ten Thousand Dollars ($10,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Smart(Europe), or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Smart(Europe) shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

        (i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

        (ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

        (iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Smart(Europe) acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Each Smart(Europe), therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Smart(Europe) fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.0%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed). Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Prime Rate change is announced within Bank.

EVENTS OF DEFAULT:

        This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Smart(Europe) and Bank dated as of May 1, 1998, as amended from time to time (the "Credit Agreement"). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

        (a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Smart(Europe), and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Smart(Europe) shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Smart(Europe) or any other person or entity.

        (b) Jurisdiction and Service of Process, Venue, Immunity. Subject to the terms of Section 7.11 of the Credit Agreement relative to arbitration, any suit, action or proceeding against Smart(Europe) with respect to this Guaranty may be brought in (a) the courts of the State of California, (b) the United States District Court for the Northern District of California, or (c) the courts of the country of Smart(Europe)'s incorporation, as Bank may elect in its sole discretion, and the Smart(Europe) hereby submits to any such suit, action, proceeding or judgment and waives any other preferential jurisdiction by reason of domicile. The Smart(Europe) hereby agrees that service of all writs, processes and summonses in any suit, action or proceeding brought in the State of California may be made upon Smart Modular Technologies, Inc. and/or its successors, presently located at 4305 Cushing Parkway, Fremont, California, 94538, U.S.A. (the "Process Agent"). Smart(Europe) hereby irrevocably appoints the Process Agent its agent and true and lawful attorney-in-fact while any of the Smart(Europe)'s obligations under this Note remain unsatisfied, in its name, place and stead only to accept such service of any and all such writs, processes and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to the Smart(Europe) shall not impair or affect the validity of such service or of any judgment based thereon. Smart(Europe) hereby further irrevocably consents to the service of process in any suit, action or proceeding in the above specified courts by the mailing thereof by Bank by registered or certified mail, postage prepaid, to Smart(Europe) at the address specified in the Credit Agreement.

Nothing herein shall in any way be deemed to limit the ability of Bank to serve any writs, processes or summonses in any other manner, as may be permitted by applicable law. Smart(Europe) irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Note brought in the courts of the State of California or of the United States District Court for the Northern District of California, or the courts in the country of Smart(Europe)'s incorporation, and also irrevocably waives any claim that any such suit, action or proceeding brought in any of those courts has been bought in an inconvenient form.

        (c) Judgment Currency. Notwithstanding any judgment rendered in a currency other than United States Dollars, Smart(Europe) shall not be relieved of any obligations with respect to any amount owed by it to Bank under this Note except to the extent of the amount in United States dollars which Bank is able to acquire with such amount of such currency on the Banking Day (a day when Bank is open for business in San Francisco, California, U.S.A.) following receipt of such amount by Bank. If the amount in United States dollars so acquired is less than the amount initially due to Bank, Smart(Europe) shall indemnify Bank by paying the difference between such amounts in United States Dollars. The payment of any additional amount so required of Smart(Europe) under this Section shall constitute an independent obligation of Smart(Europe), the enforcement of which obligation may not be impeded by Smart(Europe).

        (d) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

        IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.


SMART MODULAR TECHNOLOGIES (EUROPE) LIMITED


By: /s/ DAVID B. MULLIN
   -------------------------------------

Title: CFO
      ----------------------------------



By: /s/ LATA KRISHNAN
   -------------------------------------

Title: Vice President, Administration
      ----------------------------------